EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter and Fiscal 2019 Results

·   Net sales were $230.5 million in Q4 fiscal 2019; Comparable store sales increased 0.7%
·   Net sales were $1.0 billion in fiscal 2019; Comparable store sales increased 0.4%
·   Gross margin increased 110 basis points in fiscal 2019
·   Reduced outstanding debt
·   Provides fiscal year 2020 outlook
·   Announces plans for Dallas distribution center

DALLAS, Aug. 22, 2019 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ: TUES) today reported a net loss of $12.0 million, or $0.27 per share, for the fourth quarter of fiscal 2019 compared to a net loss of $10.3 million, or $0.23 per share, for the fourth quarter of fiscal 2018.  Adjusted EBITDA, a non-GAAP measure, was negative $4.0 million for the fourth quarter of fiscal 2019, compared to Adjusted EBITDA of negative $2.0 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

For fiscal 2019, the Company reported a net loss of $12.4 million, or $0.28 per share, compared to a net loss of $21.9 million, or $0.50 per share, for fiscal 2018. Adjusted EBITDA was $20.0 million for fiscal 2019, compared to Adjusted EBITDA of $9.6 million for the prior fiscal year.

Steve Becker, Chief Executive Officer, stated, “Fiscal 2019 was an important year for Tuesday Morning.  We delivered significant improvement in our operating performance as evidenced by a doubling of Adjusted EBITDA driven by 110 basis points of gross margin expansion. We increased sales slightly despite significantly reducing our traditional ad events and operating 12 fewer stores. We also made solid progress against our key initiatives including driving improvements in our supply chain, increasing marketing efficiencies and renegotiating our leases. On the merchandising front, we have continued to reorganize our buying organization, adding talent and resources focused on executing our off-price model, which resulted in fourth quarter comparable store sales performance that was slightly better than expected and driven by strong transaction growth of 3.1%.”

Mr. Becker continued, “After considerable analysis, we are pleased to announce that we have begun the next phase of our supply chain enhancements. We plan to retrofit and consolidate our Dallas distribution operations into one existing building and ultimately monetize our remaining Dallas distribution related assets. We believe this outcome provides the highest return, the least risk and lowest cash outlay of the multiple other scenarios we explored.”

Mr. Becker concluded, “As we look ahead, the headwinds that we faced this past year from the planned reduction in our traditional ad events will abate and the improvements we have made across the merchandising organization position us to replicate the success we have seen in key merchandise categories. With all of the work we have done, and continue to do, we are well positioned to deliver improved sales and profitability into the next fiscal year and beyond.”

Fourth Quarter Fiscal 2019 Results of Operations

  Net sales were $230.5 million, flat with fourth quarter of fiscal 2018 net sales of $230.5 million.

  Comparable store sales increased 0.7% compared to the same period a year ago.  Transactions increased 3.1% and average ticket decreased 2.3%.  During the fourth quarter, one store was relocated, five stores were opened, and three stores were closed, for an ending store count of 714, a net decrease of 12 stores, as of June 30, 2019.  Sales at stores relocated during the past 12 months increased approximately 48% on average for the fourth quarter of fiscal 2019 as compared to the prior year quarter and contributed approximately 90 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross margin for the fourth quarter of fiscal 2019 declined slightly to 33.3% compared to 33.4% last year.  Gross profit decreased $0.3 million to $76.7 million compared to $77.0 million for the fourth quarter of fiscal 2018.  The decrease in gross margin was primarily a result of increased freight costs, largely due to transportation cost headwinds.  Partially offsetting this increase was a continued improvement in initial merchandise mark-up.

  As a percentage of net sales, selling, general and administrative expenses (SG&A) were 38.2% for the fourth quarter of fiscal 2019 compared to 37.5% in the same period last year, deleveraging approximately 70 basis points.  SG&A increased $1.6 million to $88.1 million in the fourth quarter of fiscal 2019, compared to $86.5 million in the same period last year.  This increase in SG&A was driven primarily by increased incentive compensation and retention costs along with increased advertising in the quarter, partially offset by lower workers’ compensation and insurance expenses.

  Operating loss for the fourth quarter of fiscal 2019 was $11.4 million, compared to an operating loss of $9.4 million in the fourth quarter of fiscal 2018.

  The Company reported a net loss of $12.0 million, or $0.27 per share, for the fourth quarter of fiscal 2019 compared to a net loss of $10.3 million, or $0.23 per share, for the fourth quarter of fiscal 2018.

  EBITDA, a non-GAAP measure, was negative $4.8 million for the fourth quarter of fiscal 2019, compared to negative $2.8 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was negative $4.0 million for the fourth quarter of fiscal 2019, compared to negative $2.0 million for the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Fiscal 2019 Results of Operations

  Net sales were $1,007 million compared to $1,006 million in fiscal 2018.

  Comparable store sales increased 0.4% compared to the same period a year ago, and were comprised of a 0.9% increase in transactions, partially offset by a 0.5% decrease in average ticket.  During fiscal 2019, 12 stores were relocated, 11 stores were opened, one store was expanded, and 23 stores were closed, for an ending store count of 714, a net decrease of 12 stores, as of June 30, 2019.  Sales at stores relocated during the past 12 months increased approximately 49% on average for fiscal 2019 as compared to the prior year period and contributed approximately 160 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross margin for fiscal 2019 was 35.0% compared to 33.9% last year.  Gross profit increased $11.3 million to $352.3 million compared to $341.0 million of gross profit in fiscal 2018.  The increase in gross margin for fiscal 2019 was due to continued improvements in initial merchandise mark-up, lower supply chain costs, and reduced markdowns.  Partially offsetting these improvements were increased freight costs, largely due to transportation cost headwinds along with increased volumes year over year.

  As a percentage of net sales, SG&A was 36.0% for fiscal 2019, flat with last year.  SG&A increased $0.9 million to $362.8 million in fiscal 2019, compared to $361.9 million in the same period last year.  This increase in SG&A was a result of increased incentive compensation and retention costs, along with higher store rent, due in part to the Company’s strategy to improve store real estate, partially offset by lower workers’ compensation and insurance expenses, reduced spending on real estate projects, and lower store labor costs which leveraged as a percentage of net sales.

  Operating loss for fiscal 2019 was $10.5 million, compared to an operating loss of $21.0 million in fiscal 2018.

  The Company reported a net loss of $12.4 million, or $0.28 per share, for fiscal 2019 compared to a net loss of $21.9 million, or $0.50 per share, for fiscal 2018.

  EBITDA, a non-GAAP measure, was $16.4 million for fiscal 2019, compared to $5.6 million for the prior year.  Adjusted EBITDA, a non-GAAP measure, was $20.0 million for fiscal 2019, compared to $9.6 million for the prior year, primarily driven by the change in net income as compared to the prior year period, resulting in an improvement of 108%.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company improved its net debt position by $5.7 million, ending fiscal 2019 with $11.4 million in cash and cash equivalents and $34.7 million outstanding under its line of credit with availability on the line of $65.0 million, compared to $9.5 million in cash and cash equivalents and $38.5 million outstanding under its line of credit in the prior year.   Inventories at the end of fiscal 2019 were $237.9 million compared to $234.4 million at the end of fiscal 2018.  The Company’s inventory turnover for the trailing five quarters as of June 30, 2019 was 2.7 turns as compared to the trailing five quarter turnover as of June 30, 2018 of 2.8 turns.

Fiscal Year 2020 Outlook
The Company currently expects comparable store sales for fiscal 2020 to increase in the low single digits. The Company also expects to achieve improvement in gross margin driven by improved initial merchandise mark-up and lower supply chain expenses. Selling, general and administrative expenses are expected to be relatively flat on a rate basis. For fiscal year 2020, the Company expects meaningful EBITDA improvement.

The Company also announced its plan to retrofit its existing, owned Dallas-based distribution center. The Company expects the project will take approximately two years, with full completion expected in the summer of 2021. The current projected capital investment for this project over the next two years is expected to be approximately $28 million to $30 million.  The Company also currently expects the efficiencies gained with the retrofit along with other supply chain initiatives it is working on should result in approximately 150 basis points of gross margin expansion with potentially additional opportunity over time.

The Company currently plans to open approximately three new stores, relocate five stores, and close 15 to 25 stores in fiscal 2020. Capital expenditures for fiscal 2020 are expected to be in the range of approximately $25 million to $27 million. The increased level of capital spend from prior year reflects the investment in the Company’s strategic initiative to retrofit its Dallas distribution center, as well as an increase in investments in information technology, partially offset by fewer relocations and new stores. The Company expects to fund its capital investments primarily through a combination of cash from operations and a potential sale of certain non-core real estate distribution assets, and if necessary, borrowings on its credit facility.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ: TUES) is one of the original off-price retailers specializing in name-brand, high-quality products for the home, including upscale home textiles, home furnishings, housewares, gourmet food, toys and seasonal décor, at prices generally below those found in boutique, specialty and department stores, catalogs and on-line retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 700 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review fourth quarter and fiscal 2019 financial results and provide a general business update today, August 22, 2019, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, August 22, 2019 through 10:59 a.m., Central Time, Sunday, August 25, 2019 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 2176875.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using certain non-GAAP financial measures, EBITDA and Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of EBITDA and Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they provide forward-looking information, including management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations and future financial position.  Forward-looking statements also include, but are not limited to, statements of management’s current plans and expectations in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, EBITDA and Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of the Company’s store base, real estate strategy, projections regarding gross margin improvement related to the distribution retrofit project and other supply chain initiatives and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's most recent Annual Report on Form 10-K, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our ability to identify and respond to changes in consumer trends and preferences; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; our ability to successfully execute our real estate strategy; changes in federal tax policy including tariffs; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage risk to our corporate reputation from our customers, employees and other third parties; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation Consolidated Statements of Operations (In thousands, except per share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,

	2019	2018	2019	2018
	(unaudited)		(audited)

Net sales	$230,530	$230,473	$1,007,246	$1,006,332
Cost of sales	153,876	153,437	654,931	665,358
Gross profit	76,654	77,036	352,315	340,974

Selling, general and administrative expenses	88,090	86,479	362,840	361,924

Operating loss	(11,436)	(9,443)	(10,525)	(20,950)

Other income/(expense):
Interest expense	(594)	(587)	(2,461)	(2,061)
Other income, net	196	26	792	934
Loss before income taxes	(11,834)	(10,004)	(12,194)	(22,077)

Income tax provision/(benefit)	215	292	246	(139)

Net loss	$(12,049)	$(10,296)	$(12,440)	$(21,938)

Earnings per share
Net loss per common share:
Basic	$(0.27)	$(0.23)	$(0.28)	$(0.50)
Diluted	$(0.27)	$(0.23)	$(0.28)	$(0.50)

Weighted average number of common shares:
Basic	44,844	44,423	44,719	44,282
Diluted	44,844	44,423	44,719	44,282

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
			June 30,	June 30,
			2019	2018
			(audited)	(audited)
Assets
Current assets:
Cash and cash equivalents			$11,395	$9,510
Inventories			237,895	234,365
Prepaid expenses			5,388	6,301
Other current assets			1,822	1,206
Total Current Assets			256,500	251,382
Property and equipment, net			110,146	121,117
Deferred financing costs			994	671
Other assets			2,881	3,086
Total Assets			$370,521	$376,256

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$91,251	$88,912
Accrued liabilities			45,923	41,831
Total Current Liabilities			137,174	130,743

Borrowings under revolving credit facility			34,650	38,480
Deferred rent			23,551	22,883
Asset retirement obligation — non current			3,002	3,100
Other liabilities — non current			835	796
Total Liabilities			199,212	196,002

Stockholders' equity			171,309	180,254
Total Liabilities and Stockholders' Equity			$370,521	$376,256

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
			Fiscal Year Ended June 30,

			2019	2018
			(audited)
Cash flows from operating activities:
Net loss			$(12,440)	$(21,938)
Adjustments to reconcile net loss to net cash provided by
operating activities:
Depreciation and amortization			26,127	25,671
Amortization of financing costs			276	315
Loss on disposal of assets			7	82
Gain on sale-leaseback transaction			-	(371)
Share-based compensation			3,536	3,433
Deferred income taxes			307	(565)
Construction allowances from landlords			1,491	8,568
Change in operating assets and liabilities:
Inventories			(3,578)	(12,543)
Prepaid and other assets			483	559
Accounts payable			(873)	22,612
Accrued liabilities			4,954	(300)
Deferred rent			(823)	1,280
Other liabilities — non-current			100	368
Net cash provided by operating activities			19,567	27,171

Cash flows from investing activities:
Capital expenditures			(16,044)	(30,764)
Purchase of intellectual property			(299)	(42)
Proceeds from sale of assets			31	83
Net cash used in investing activities			(16,312)	(30,723)

Cash flows from financing activities:
Proceeds under revolving credit facility			229,190	195,500
Repayments under revolving credit facility			(233,020)	(187,520)
Change in cash overdraft			3,213	(1,026)
Proceeds from exercise of employee stock options			8	4
Payments on capital leases			(162)	(159)
Payment of financing costs			(599)	-
Net cash provided by/(used in) financing activities			(1,370)	6,799

Net increase in cash and cash equivalents			1,885	3,247
Cash and cash equivalents, beginning of period			9,510	6,263
Cash and cash equivalents, end of period			$11,395	$9,510

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company believes are not representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA:

The following table reconciles net loss, the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures:

(unaudited - in thousands)	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Net loss (GAAP)	$(12,049)	$(10,296)	$(12,440)	$(21,938)
Depreciation and amortization	6,401	6,585	26,127	25,672
Interest expense, net	589	580	2,435	2,030
Income tax provision/(benefit)	215	292	246	(139)
EBITDA (non-GAAP)	$(4,844)	$(2,839)	$16,368	$5,625
Share-based compensation expense (1)	865	703	3,536	3,433
Cease-use rent expense (2)	2	89	70	487
Stockholder nominations related expenses (3)	—	—	—	408
Gain on sale of assets (4)	—	—	—	(371)
Adjusted EBITDA (non-GAAP)	$(3,977)	$(2,047)	$19,974	$9,582
  Adjustment includes charges related to share-based compensation programs, which vary from period to period depending on volume, timing, and vesting of awards.  The Company adjusts for these charges to facilitate comparisons from period to period.
  Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination.  A favorable lease buyout agreement was negotiated and executed in the third quarter of fiscal 2018, resulting in the reversal of previously recorded accelerated cease-use rent expense.  In fiscal 2019, few stores were closed prior to lease termination.  While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
  Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017.
  Adjustment includes the deferred gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

INVESTOR RELATIONS:
Farah Soi / Caitlin Churchill
ICR
203-682-8200
Farah.Soi@icrinc.comCaitlin.Churchill@icrinc.com

MEDIA:
Jonathan Morgan
PERRY STREET COMMUNICATIONS
214-965-9955
JMorgan@perryst.com